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                                                                                                               EXHIBIT 12.1
                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                             (Unaudited)

                                                                                  Three Months Ended        Six Months Ended
                                                                                       June 30,                 June 30,
                                                                                   2001        2000         2001        2000

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
Earnings (loss) before taxes on earnings (loss) and extraordinary gain             $(26)       $253         $138      $  765

Fixed charges
  Interest expense:
    Brokerage client cash balances                                                  195         263          460         504
    Deposits from banking clients                                                    34          38           74          73
    Long-term debt                                                                   14          15           29          25
    Stock-lending activities                                                          5          11           14          24
    Short-term borrowings                                                             5           4           10           7
    Other                                                                             4                        2           3
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        Total                                                                       257         331          589         636
  Interest portion of rental expense                                                 23          18           46          34
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    Total fixed charges (A)                                                         280         349          635         670
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Earnings before taxes on earnings and extraordinary
    gain and fixed charges (B)                                                     $254        $602         $773      $1,435
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                                                                                       (2)
Ratio of earnings to fixed charges (B) / (A) (1)                                     .9         1.7          1.2         2.1


Ratio of adjusted operating earnings (3) to fixed charges:
  Ratio of adjusted operating earnings to fixed charges                             1.5         1.9          1.5         2.3
  Ratio of adjusted operating earnings to fixed charges excluding
    brokerage client interest expense (4)                                           2.8         4.8          3.0         6.2




(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes,
     "earnings" consist of earnings (loss) before taxes on earnings (loss) and extraordinary gain and fixed charges.
     "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2)  The amount of the deficiency in the ratio of earnings to fixed charges was $26 million for the three months ended June 30, 2001.

(3)  Adjusted operating earnings exclude: restructuring and other charges of $145 million for each of the three and six months ended June 30, 2001; merger- and acquisition-related charges of $30 million and $71 million for the three months ended June 30, 2001 and 2000, respectively, and $60 million and $95 million for the six months ended
     June 30, 2001 and 2000, respectively.

(4)  Because interest expense incurred in connection with payables to brokerage clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges excluding brokerage client interest expense reflects the elimination of such interest expense as a fixed charge.
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